UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

AEVI GENOMIC MEDICINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEVI GENOMIC MEDICINE, INC.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2017

TO THE STOCKHOLDERS:

Notice is hereby given that the 2017 annual meeting of stockholders of Aevi Genomic Medicine, Inc. will be held on Wednesday, June 14, 2017 at 10:00 a.m. local time at the offices of Pepper Hamilton LLP at New York Times Building, 620 Eighth Avenue, 37th Floor, New York, NY 10018, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect seven persons to serve on our Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other proper business as may come before the meeting and any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 28, 2017 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices at 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania, United States.

Michael F. Cola

President and Chief Executive Officer

Wayne, Pennsylvania

May 5, 2017

IMPORTANT: Please vote your shares to assure that your shares are represented at the meeting. You may vote in any of the ways described on the proxy card included in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Important notice regarding the availability of proxy materials for the

Annual Meeting of Stockholders to be held on June 14, 2017

Our Proxy Statement and Annual Report to Stockholders are available at http://www.aevigenomics.com

-i-

AEVI GENOMIC MEDICINE, INC.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 5, 2017 and are furnished in connection with the solicitation of proxies by the Board of Directors of Aevi Genomic Medicine, Inc. for use at the annual meeting of stockholders of Aevi Genomic Medicine, Inc. to be held on Wednesday, June 14, 2017 at 10:00 a.m. local time at the offices of Pepper Hamilton LLP at New York Times Building, 620 Eighth Avenue, 37th Floor, New York, NY 10018, and at any adjournments or postponements thereof. The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are also available on the Internet at http://www.aevigenomics.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on April 28, 2017, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors. Unexercised warrants and options do not entitle their holders to vote at the meeting.

What is the purpose of the meeting?

At the annual meeting, you will be asked:

•	to vote upon the election of seven directors (Proposal 1);

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2); and

•	to transact such other proper business as may come before the meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of record of at least one-third of the votes represented by our issued and outstanding stock entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, April 28, 2017, there were 37,110,043 shares of common stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What vote is needed to approve each proposal?

Assuming a quorum is present, directors will be elected by a plurality of all of the votes cast at the meeting. Furthermore, assuming a quorum is present, the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the votes cast at the meeting. Any other matters properly presented at the meeting for stockholder approval will require the approval of a majority of the votes cast at the meeting, unless more than a majority of the votes cast is required to approve such other matters under Delaware law. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, such as the election of directors, will be treated in the same manner as abstentions for purposes of the annual meeting. None of the proposals, if approved, entitles stockholders to appraisal rights under Delaware law or our charter.

How do I vote?

Voting in Person at the Meeting. If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in “street” name or by a nominee and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” or letter of representation from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•	By Mail. If you would like to authorize a proxy to vote your shares by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

•	By Internet. You may also have the option to authorize a proxy to vote your shares by the Internet. If this option is available to you, the website for Internet proxy authorization will be printed on your proxy card. Internet proxy authorization is available 24 hours each day until 11:59 p.m., Eastern Time, on June 12, 2017. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Voting by Proxy for Shares Registered in “Street” or Nominee Name. If your shares of common stock are held in “street” name or by a nominee, you must follow the voting instructions provided to you by your broker, bank or other nominee holder in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. Without your instructions, your broker is permitted to use its own discretion and vote your shares on certain routine matters (such as the ratification of our independent registered public accounting firm), but is not permitted to use discretion and vote your shares on non-routine matters (such as the election of directors).

Please see the enclosed proxy card for further instructions on how to submit your vote.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and we receive it prior to voting at the meeting, or if you authorize your proxy to vote your shares electronically through the Internet, the shares of stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for directors listed in Proposal 1, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2), and as recommended by our Board of Directors with regard to all other matters in its discretion.

Can I revoke my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly signing and forwarding to us at our address a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

If you wish to revoke your proxy by filing a written notice with our Corporate Secretary, we must receive your written notice no later than 72 hours before the beginning of the annual meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

What happens if additional matters are presented at the annual meeting?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees proposed in this proxy statement to serve on our Board of Directors is unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

How are proxies solicited and who paid for this proxy solicitation?

Solicitation of proxies will be primarily by mail. However, our directors and employees may also solicit proxies by email or telephone or in person, without additional compensation. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by us. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons.

What are the requirements for presenting stockholder proposals and director nominations?

Any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2018 must be received by our Corporate Secretary at our principal executive offices at Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087, by November 11, 2017, unless the date of our 2018 annual meeting is more than 30 days before or after the one-year anniversary date of our 2017 annual meeting. In addition, our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our Corporate Secretary at our principal executive offices at the address listed above. To be timely, notice satisfying the requirements of our bylaws must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting (or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the notice must be delivered no earlier than 150 days prior to the date of such annual meeting nor after the later of (i) 120 days prior to such annual meeting and (ii) 10 days following the date such meeting is first publicly announced). Accordingly, unless the date of our 2018 annual meeting is more than 30 days before or after the one-year anniversary date of our 2017 annual meeting, we must receive notice of any proposals for consideration at the 2018 annual meeting of stockholders no earlier than December 5, 2017 and no later than January 4, 2018.

If the date of our 2018 annual meeting is more than 30 days before or after the one-year anniversary date of our 2017 annual meeting, we will disclose the new deadlines under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, if applicable, and any applicable requirements of our bylaws and Delaware law. For additional information on how stockholders can recommend candidates to our Board of Directors, see “Board Committees – Nominating and Corporate Governance Committee – Process for Recommending Candidates to our Board of Directors” below.

What other information should I review before voting?

For your review, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes financial statements for the fiscal year ended December 31, 2016, is being mailed to you concurrently with the mailing of this proxy statement. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, however, is not part of the proxy solicitation material. You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 on our website at http://www.aevigenomics.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, which we sometimes refer to as the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of eight directors. Each of our current directors, other than Mr. Isaac Blech, is a nominee in the current election. Mr. Blech will retire from the Board at the annual meeting following the expiration of his current term. We have no immediate plans to fill the vacancy created by Mr. Blech’s retirement and, as a result, have decreased the size of our Board of Directors to seven effective as of the expiration of Mr. Blech’s current term at the annual meeting.

At the annual meeting, the seven director nominees are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Following the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated all current directors other than Mr. Blech for re-election at the annual meeting. In making its recommendations, the Nominating and Corporate Governance Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the seven nominees.

Vote Required

Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN THIS PROPOSAL 1. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

Information Regarding our Directors, Director Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to our current directors, nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of February 2017. Each executive officer is elected annually by our Board of Directors at the first meeting after each annual meeting of stockholders and holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Sol J. Barer, Ph.D., Chairman of the Board of Directors

Dr. Barer, 69, has been our Non-Executive Chairman of the Board since July 2012. He spent most of his professional career with Celgene Corporation, one of the largest, global biopharmaceutical companies. He was Chairman of Celgene from January 2011 until June 2011, Executive Chairman from June 2010 until January 2011 and Chairman and Chief Executive Officer from May 2006 until June 2010. Previously, he was appointed President in 1993 and Chief Operating Officer in 1994 before assuming the CEO position. He also served as Senior Vice President, Science and Technology, and Vice President/General Manager, Chiral Products, from October 1990 to October 1993, and Vice President, Technology, from September 1987 to October 1990. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene Corporation.

Dr. Barer serves as Chairman of the Board of the public companies InspireMD, Inc. (stents) (NYSE MKT: NSPR), Edge Therapeutics, Inc. (neuro-critical care) (NASDAQ: EDGE) and Teva Pharmaceutical Industries Ltd. (generic and proprietary pharmaceuticals and pharmaceutical ingredients) (NYSE: TEVA). Dr. Barer serves as Chairman of the Board of the private company Centrexion Corporation (pain therapeutics) and is Lead Independent Director of the public company ContraFect Corporation (anti-infectives) (NASDAQ: CFRX). He is also on the Board of Directors of the public company Amicus Therapeutics, Inc. (rare diseases) (NASDAQ: FOLD). Dr. Barer serves as an investment advisor to the Israel Biotechnology Fund.

In 2011, Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which recommended sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the New Jersey Commission on Science and Technology and was a member of the Board of Trustees of Rutgers - The State University of New Jersey (until 2013). He also served two terms as Chair of the Board of Trustees of BioNJ (2010-2012), the New Jersey biotechnology organization. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University.

We believe that Dr. Barer’s significant executive experience at Celgene Corporation and his leadership roles in other organizations, together with his vast medical background, makes him particularly well-suited to be our Chairman of the Board.

Eugene A. Bauer, M.D., Director

Dr. Bauer, 74, has been a member of our Board since March 2001. He served as Chairman of the Board from July 2005 through June 2012 and as Executive Chairman of the Board from October 2010 through June 2012. He is a Lucy Becker Emeritus Professor in the School of Medicine at Stanford University. Dr. Bauer served as dean of the Stanford University School of Medicine from 1995 – 2001 and as chair of the Department of Dermatology at the Stanford University School of Medicine from 1988 – 1995. He has served as a director of Cerecor, Inc. (NASDAQ: CERC) since May 2011 and privately held Dr. Tattoff, Inc, First Wave Technologies, Inc. and Kadmon Corporation, LLC. He also was a co-founder and emeritus member of the Board of Directors of Connetics Corporation (NASDAQ: CNCT), a publicly traded, dermatology-focused therapeutics company which was acquired by Steifel Laboratories and sold to GlaxoSmithKline, Inc. Dr. Bauer is a co-founder and member of the Board of Directors of Dermira, Inc. (NASDAQ: DERM). He also served as a director of Protalex, Inc., Vyteris, Inc., Peplin Biotech, Ltd., PetDRx, Inc. and Prolor Biotech, Inc., which was acquired by Opko Health, Inc. (NYSE: OPK) in 2013. Dr. Bauer was a U.S. National Institute of Health (NIH)-funded investigator for 25 years and has served on review groups for the NIH. Dr. Bauer has been elected to several societies including the Institute of Medicine of the National Academy of Sciences. He received an M.D. from Northwestern University.

We believe that Dr. Bauer’s extensive experience managing biopharmaceutical and life science companies, together with his vast medical background, makes him particularly well-suited to be a member of the Board.

Isaac Blech, Director

Mr. Blech, 67, was appointed to our Board in June 2011. Prior to his election as a director, he had served as a member of our Strategic Advisory Board since February 2011. Mr. Blech is a renowned biotechnology entrepreneur and investor, who, over the past 34 years, has founded and served on the boards of companies which have produced major advances in a broad array of diseases, including the diagnosis of chlamydia, herpes, syphilis and HIV, and the treatment of cystic fibrosis, sexual dysfunction, multiple myeloma and brain cancer. The companies he established include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation. Mr. Blech is a major shareholder and Director of ContraFect Corporation, a major shareholder and Vice Chairman of Cerecor, Inc., and a major shareholder and Vice Chairman of Edge Therapeutics and Vice Chairman of Centrexion Corporation. He is also a major shareholder and Vice Chairman of public companies The SpendSmart Payments Company (OTCQB: SSPC) and a root9B Technologies, Inc. (OTCBQ: RTNB). He serves as Vice Chairman of the private company WaveGuide Corp.

Mr. Blech will retire from the Board at the annual meeting following the expiration of his current term.

Alastair Clemow, Ph.D., Director

Dr. Clemow, 65, was appointed to our Board in August 2010. Dr. Clemow serves as President and Chief Executive Officer of Regentis Biomaterials, a private company developing an innovative material for cartilage repair. Previously he held the position of President and Chief Executive Officer in a number of companies that he helped found including Nexgen Spine, which developed an artificial spinal disc and which was acquired by K2M in 2011, Gelifex Inc., which developed an innovative spinal nucleus replacement implant and which was acquired by Synthes Spine in 2004, and Minimally Invasive Surgical Technologies, which developed a novel series of implants for minimally invasive total knee replacement and which was acquired by MAKO in 2005. From 2000 to 2004, Dr. Clemow served as Principal of Tanton Technologies, an organization that provided strategic and technical assessment of new medical device opportunities for large, mid-cap and early stage development companies. Prior to that, Dr. Clemow served in numerous positions with Johnson & Johnson from 1981 to 2000, including Vice President of Worldwide Business Development for Ethicon Endo-Surgery Inc., Vice President of New Business Development for Johnson & Johnson Professional Inc. and Director of Research and Development of Johnson & Johnson Orthopedics. In those capacities, Dr. Clemow was responsible for acquiring or developing what today represents billions of dollars of Johnson & Johnson revenue. Dr. Clemow currently serves on the boards of BioMedical Enterprises, Inc. and Regentis Ltd., and has served on the boards of numerous other private and public companies, including Kinetic Muscles Inc., Vyteris Inc., HydroCision, Inc., Echo Healthcare Inc., Encore Medical, and Prolor Biotech, Inc., which was acquired by Opko Health, Inc. (NYSE: OPK) in 2013. Dr. Clemow is the holder of 12 U.S. patents and holds an M.B.A. in Finance from Columbia University and a Ph.D. in Metallurgy from University of Surrey, Guildford, United Kingdom.

With over 30 years of senior management experience within healthcare companies, including Johnson & Johnson, as well as a member of the boards of numerous public and private companies, we believe that Dr. Clemow is a valuable asset to our Board.

Michael F. Cola, Director, President and Chief Executive Officer

Mr. Cola, 57, was appointed our President and Chief Executive Officer, and to serve on our Board, in September 2013. Prior to joining our company, Mr. Cola served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as EVP of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to Safeguard Scientifics, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca, a global biopharmaceutical company. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. He serves on the Board of Directors of Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), Sage Therapeutics, Inc. (NASDAQ: SAGE) and Pennsylvania BIO, the statewide association representing the bioscience community. He previously served on the Board of Directors of NuPathe Inc., which was acquired by Teva Pharmaceutical Industries Ltd. in 2014. He also currently serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia.

We believe that Mr. Cola’s extensive experience in the pharmaceutical and life sciences industry, and his role as the President and Chief Executive Officer of our company, makes him particularly well-suited to be a member of the Board.

Barbara G. Duncan, Director

Ms. Duncan, 52, has over 15 years of experience in the life sciences industry. She previously served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. from May 2009 through June 2016. Before Intercept, she served in a series of positions with increasing responsibilities at DOV Pharmaceuticals, Inc. including as Chief Executive Officer and Treasurer. Before that, she served as Vice President of Corporate Finance –Global Healthcare at Lehman Brothers Inc. and Director of Corporate Finance at SBC Warburg Dillon Read Inc. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan currently serves as director of Adaptimmune Therapeutics plc (NASDAQ: ADAP), a biopharmaceutical company, Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage immunotherapy company, Innoviva, Inc. (NASDAQ: INVA), a healthcare-focused asset management company, and ObsEva SA (NASDAQ: OBSV), a clinical-stage biopharmaceutical company. Ms. Duncan holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University. She previously served as a director of DOV and as a director of Edgemont Pharmaceuticals, LLC, a privately held, specialty pharmaceutical company with a primary focus in the field of neuroscience.

We believe that Ms. Duncan’s extensive experience in biopharmaceutical and life sciences companies, as well as her experience in the financial sector, makes her particularly well-suited to be a member of the Board.

Wilbur H. (Bill) Gantz, Director

Mr. Gantz, 79, joined our Board in October 2013. Mr. Gantz has been the President of PathoCapital, an investor in healthcare companies, since March 2009. He previously served as Executive Chairman and Chief Executive Officer of Ovation Pharmaceuticals, Inc., which was sold to Lundbeck, AG in 2009, and as Chairman, Chief Executive Officer and President of PathoGenesis Corporation, a biopharmaceutical company that was sold to Chiron, Inc. in 2000. Prior to founding PathoGenesis, from 1987 to 1992 he served as President of Baxter International, Inc., a manufacturer and marketer of healthcare products. He joined Baxter in 1966 and held various management positions, including Vice President, Europe and President, International Division, prior to being named Executive Vice President and Chief Operating Officer in 1980. During the past five years, Mr. Gantz served on the board of directors of W.W. Grainger, Inc. He currently serves on the Boards of private companies Aptinyx, Inc., ReliefBand Technologies LLC, and Adams Street Partners, LLC. He is a trustee of The Field Museum of Natural History and Brain Research Foundation. Mr. Gantz holds a BA degree from Princeton University, where he graduated cum laude, and an MBA from Harvard Business School.

We believe that Mr. Gantz’s extensive experience managing biopharmaceutical and healthcare companies makes him particularly well-suited to be a member of the Board.

Joseph J. Grano, Jr., Director

Mr. Grano, 69, has been a member of our Board since March 2013. Since 2004, he has served as Chairman and CEO of Centurion Holdings LLC, a provider of advisory services to public and private clients on business strategy and capital markets access. From 2001 to 2004, he was Chairman and CEO of UBS Financial Services Inc. (formerly UBS PaineWebber), where he was instrumental in helping to bring about the merger of PaineWebber with UBS in 2000. Prior to joining PaineWebber, he held various senior management positions at Merrill Lynch including Director of National Sales. Mr. Grano also serves as Chairman and CEO of root9B Technologies, Inc. (OTCBQ: RTNB). Mr. Grano is the former Chairman of the Board of Governors of the National Association of Securities Dealers (NASD) (predecessor to the Financial Industry Regulatory Authority (FINRA)), and a former member of the NASD’s Executive Committee. He was appointed by President George W. Bush in 2002 to serve as the Chairman of the Homeland Security Advisory Council, a position he held until August 2005. Mr. Grano was a captain in the U.S. Special Forces (Green Berets), and is a member of the Council for the United States and Italy, a member of the City University of New York’s Business Leadership Council and a former member of the National Board of D.A.R.E. He holds honorary Doctor of Laws degrees from Pepperdine University and Babson College, as well as an honorary Doctor of Humane Letters degree from Queens College. He previously served on the Board of Directors of the YMCA of Greater New York and of Lenox Hills Hospital in New York City.

We believe that Mr. Grano’s extensive financial services experience, which is important for a growing company raising funds, highly qualifies him as a member of our Board.

Executive Officers who are not Directors

Brian D. Piper, Chief Financial Officer and Corporate Secretary

Mr. Piper, 45, has served as our Chief Financial Officer since February 2016 and as our Corporate Secretary since April 2017, previously serving as our Vice President of Finance and Investor Relations since joining our company in April 2014. Prior to that, Mr. Piper worked at Shire Pharmaceuticals, a global specialty pharmaceutical company, for 13 years in various finance and investor relations roles of increasing responsibility, including serving as Senior Director of Business Development from January 2010 until March 2014, and also including two years spent in Dublin, Ireland establishing Shire’s geographic expansion strategies. Prior to joining Shire, Mr. Piper worked at Celera Genomics and Otsuka Pharmaceuticals, Inc. He received a B.B.A. from the University of Notre Dame and an M.B.A. from the Robert H. Smith School of Business at the University of Maryland.

Garry A. Neil, M.D., Chief Scientific Officer

Dr. Neil, 63, joined our company in September 2013. Prior to that, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners in 2012, he was Corporate VP of Science & Technology at Johnson & Johnson, and Group President at Johnson & Johnson Pharmaceutical Research and Development. Prior to joining Johnson & Johnson in 2002, he held senior positions at AstraZeneca, EMD Pharmaceuticals and Merck KGaA. Under his leadership a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. He has served on the board of directors of GTx, Inc. (NASDAQ: GTXI) since September 2016 and on the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) since February 2017. He serves on the boards of the Reagan Udall Foundation and the Foundation for the U.S. National Institutes of Health (NIH), and is a member of the Science Management Review Board of the NIH. He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board.

Director Independence

Our Board of Directors has determined that each of our current directors, with the exception of Mr. Cola, qualifies as “independent” under the listing standards of the Nasdaq Global Market, federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which such director serves. The Board determined that Mr. Cola is not independent because he serves as an executive officer of our company. In making its determination, the Board considered the compensation previously received by Dr. Bauer pursuant to a consulting agreement with our company that was terminated in 2014, which did not exceed $120,000 during any twelve month period within the last three years.

Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, our Board of Directors elects our President (who is our Chief Executive Officer) and may elect a Chairman of the Board, who serves as our Chief Executive Officer if there is no President. Each of these positions may be held by the same or separate persons. Our Board has not adopted a policy as to whether the role of the President and Chairman of the Board should be separate. However, these positions are currently held by separate persons. We believe that separating these positions better allows our President to focus on our day-to-day business, while allowing the Chairman to lead our Board in providing advice to and oversight of management and to establish the agenda and preside at meetings of our stockholders and Board of Directors. We also believe that having Board leadership independent of management helps ensure critical and independent thinking with respect to our strategy and performance. Our Chief Executive Officer is a member of our Board of Directors, which helps to ensure that management’s insight is directly available to the directors in their deliberations.

Currently, our Non-Executive Chairman of the Board is Dr. Barer and our Chief Executive Officer is Mr. Cola. As discussed above, our Board of Directors has determined that Dr. Barer qualifies as “independent” under the listing standards of the Nasdaq Global Market.

Our Board of Directors has an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management. Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee also evaluates the policies implemented by management to assure the adequacy of internal controls and the financial reporting process, including security surrounding assets and computerized information systems, and to monitor compliance with laws and regulations and our code of business conduct and ethics. It is also the responsibility of the Audit Committee to investigate employee misconduct or fraud.

Board Committees

Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Advisory Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. From time to time, our Board may form additional committees to address specific issues or tasks.

Audit Committee

The Audit Committee has primary responsibility for monitoring the quality of internal financial controls and ensuring that our financial performance is properly measured and reported on. It receives and reviews reports from management and auditors relating to the quarterly and annual accounts and the accounting and internal control systems in use throughout our company.

The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets not less than quarterly and has unrestricted access to our auditors.

Members of the Audit Committee are Ms. Duncan (as Chair), Dr. Clemow and Mr. Gantz, each of whom satisfies the independence requirements of Nasdaq Global Market and SEC rules and regulations. Ms. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Ms. Duncan as an “audit committee financial expert” does not impose on her any duties, obligations or liability that are greater than those that are generally imposed on her as a member of the Audit Committee and our Board of Directors, and her designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee met four times in the fiscal year ended December 31, 2016. The Audit Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Compensation Committee

The Compensation Committee is responsible for setting our overall compensation policy, and reviews and determines the compensation paid to our executive officers and directors. The Compensation Committee annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The Compensation Committee also periodically reviews and has the authority to determine and approve, or review and recommend to our Board for approval if the Compensation Committee so elects, all other senior executive officer compensation. The Compensation Committee also makes recommendations to our Board on proposals for the granting of stock options and other equity incentives pursuant to any stock option plan or equity incentive plan in operation from time to time. Our Chief Executive Officer makes recommendations to the Compensation Committee as to option grants for our other executive officers and assists the Compensation Committee in determining if annual bonus goals have been met. The Compensation Committee meets at least three times each fiscal year and at such other times as the Chairman of the Compensation Committee requires.

The Compensation Committee may form and delegate authority and responsibilities to any subcommittee or any member of the Compensation Committee for any purpose that the Compensation Committee deems appropriate. The Compensation Committee has the authority to retain outside professionals, consultants or advisors as it determines appropriate to assist in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Compensation Committee in the evaluation of compensation for our executive officers and directors, and to approve the outside consultant’s or advisor’s fees and other retention terms. The Compensation Committee has full authority to commission any reports or surveys that it deems necessary to help it fulfill its obligations.

Members of the Compensation Committee are Dr. Clemow (as Chairman), Mr. Blech and Mr. Grano, each of whom satisfies the independence requirements of the Nasdaq Global Market. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee met two times in the fiscal year ended December 31, 2016. The Compensation Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for leading the process for considering future appointments to our Board and makes recommendations to our Board of candidates for appointment and annual election. The Nominating and Corporate Governance Committee meets at least once during each fiscal year and at such other times as the Chairman of the Nominating and Corporate Governance Committee requires.

Members of the Nominating and Corporate Governance Committee are Mr. Grano (as Chairman), Mr. Blech, Dr. Clemow and Mr. Gantz, each of whom satisfies the independence requirements of the Nasdaq Global Market.

The Nominating and Corporate Governance Committee met two times in the fiscal year ended December 31, 2016. The Nominating and Corporate Governance Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com. The charter sets forth the criteria for selecting potential Board members, which include, among other things, the possession of experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity and diversity so as to enhance our Board’s ability to manage and direct the affairs and business of our company, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or the listing standards of the Nasdaq Global Market. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In identifying suitable candidates, the Nominating and Corporate Governance Committee may use open advertising or the services of external advisers to facilitate the search. Each of the candidates for director named in this proxy statement has been recommended by the Nominating and Corporate Governance Committee and approved by our Board of Directors for inclusion on the enclosed proxy card.

Process for Recommending Candidates to our Board of Directors

The charter of our Nominating and Corporate Governance Committee also provides for the consideration of candidates for election to our Board of Directors recommended by stockholders. Our Nominating and Corporate Governance Committee will evaluate a director candidate recommended by stockholders in the same manner as it evaluates director candidates recommended otherwise. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to our Corporate Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve and information regarding any relationships between the candidate and our company, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for selecting potential Board members described above. This information should be submitted in the time frame described under “Questions and Answers About the Annual Meeting – What are the requirements for presenting stockholder proposals and director nominations?” above.

Science and Technology Committee

The Science and Technology Advisory Committee is responsible for periodically reviewing, and advising management on, matters relating to the Company’s strategic direction and investment in research, development and technology, and periodically advising and reporting to the Board on such matters. Such oversight includes the material aspects of internal and external investments. The Science and Technology Advisory Committee also advises management and the Board on matters relating to identifying and evaluating significant emerging trends and issues in science and technology and considering the potential impact of such on the Company. To accomplish these purposes, the Committee reviews and monitors the science, processes and procedures and infrastructure underlying the Company’s major discovery and development programs. The Science and Technology Advisory Committee meets at least twice during each fiscal year and at such other times as its Chairperson requires.

Members of the Science and Technology Advisory Committee are Dr. Barer (as Chairman), Ms. Duncan and Dr. Bauer.

The Science and Technology Advisory Committee met five times in the fiscal year ended December 31, 2016. The Science and Technology Advisory Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Meetings and Attendance

Our Board of Directors met seven times in the fiscal year ended December 31, 2016. Each director attended at least 75% of the aggregate number of board and applicable committee meetings in 2016 during their respective periods of service, with the exception of Mr. Blech, Mr. Grano and Dr. Bauer, who attended approximately 71% of the board meetings.

We encourage but do not require board members to attend our annual meetings of stockholders. All of our directors then in office were in attendance at our annual meeting of stockholders in 2016.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at http://www.aevigenomics.com. We intend to disclose on our website any amendment to, or waiver from, the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the Nasdaq Global Market.

Stockholder Communications

Stockholders who wish to communicate with our Board of Directors, committee chairmen, any other individual director or the non-management or independent directors as a group are welcome to do so in writing, addressed to the director(s) or the entire Board of Directors, in care of our Corporate Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087. Anyone wishing to contact our Audit Committee may do so in writing, addressed to the attention of the Chairman of the Audit Committee, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087. To make confidential submissions to either of the above, please indicate “confidential” on any correspondence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Compensation Discussion and Analysis discussed and will discuss our executive compensation program, as it relates to the following current executive officers:

•	Michael F. Cola – President and Chief Executive Officer

•	Garry A. Neil – Chief Scientific Officer

•	Brian D. Piper – Chief Financial Officer and Corporate Secretary

We refer to Mr. Cola, Dr. Neil and Mr. Piper, together with John Leaman and Scott Applebaum, our former Chief Financial Officer and Chief Legal Officer, respectively, who resigned from employment in 2016, as our “named executive officers,” or “NEOs.”

Executive Compensation Objectives and Philosophy

This section explains the policies and decisions that shape our executive compensation program, including its specific objectives and elements, as it relates to our current NEOs whose compensation information is presented in the tables following this discussion. The Compensation Committee believes that our executive compensation program is appropriately designed to incentivize our NEOs to work for our long-term prosperity through pay-for-performance incentives, is reasonable in comparison with the levels of compensation provided by comparable companies, discourages our NEOs from assuming excessive risks, and reflects a reasonable cost. We believe our NEOs are critical to the achievement of our corporate goals, through which we can drive stockholder value.

Our executive compensation program and our corresponding NEO compensation packages are designed around the following objectives:

•	Attract, motivate, and retain talented and dedicated individuals to contribute to our growth and success by providing competitive compensation opportunities consistent with industry practices where we compete for talent;

•	Align our NEOs’ compensation opportunities with long-term stockholder value creation; and

•	Maintain a reasonable and responsible cost structure.

Elements of Compensation

The Compensation Committee regularly reviews our allocation of compensation elements to ensure alignment with strategic and operating goals and competitive market practices. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation. Certain compensation elements, such as base salaries, benefits, and perquisites, are intended primarily to attract, hire, and retain well-qualified executives. Other compensation elements, such as long-term incentive opportunities, are designed to reward successful long-term performance and execution of our business strategy, and to strongly align our NEOs’ interests with those of stockholders.

Our NEO compensation program generally is comprised of the following elements:

•	Base salary;

•	Annual bonuses;

•	Long-term equity compensation; and

•	Benefits and perquisites.

Base Salary. Base salaries generally are initially negotiated and set forth in employment agreements with our NEOs and generally may not be reduced without the respective NEO’s consent. Thereafter, the Compensation Committee reviews the salaries of our NEOs periodically in consultation with its outside compensation consultant. In determining base salaries, the Compensation Committee members take into consideration their understanding of the compensation practices of comparable companies (based on size and stage of development), independent third party market data such as compensation surveys, individual experience and performance adjusted to reflect individual roles, and contribution to our clinical, regulatory, commercial, and operational performance. None of the foregoing factors has a dominant weight in determining the base salaries of our NEOs, and the Compensation Committee considers the factors as a whole when considering such compensation. Although no benchmarking was performed in 2016, the Compensation Committee also uses comparative data regarding compensation paid by comparable companies in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies (rather than as part of a formula).

We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance.

Annual Bonuses. Our NEOs are eligible to receive annual bonuses based upon performance. Each NEO’s employment agreement generally provides a target level of annual bonus reflected as a percentage of annual base salary. The amount of annual bonus paid to our NEOs for a given year is based on various factors, including, among others, the achievement of various operating milestones based on scientific and business goals and our financial and operational performance. Certain annual bonuses for our NEOs are also determined, in part, based on certain individual goals for our NEOs, which are specific to the individual’s responsibilities and position within our company. Ultimately, the Compensation Committee has discretion to modify any annual bonus payouts (upwards or downwards) as appropriate to ensure program objectives are met, taking into consideration a variety of company-specific or market factors.

We believe that annual bonuses payable based on the achievement of short-term corporate goals incentivize our NEOs to create stockholder value and attain short-term performance objectives.

Long-Term Equity Compensation. In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of our stockholders, we provide a portion of our total compensation in the form of equity compensation—primarily, stock options. Our NEOs are eligible to receive awards at the discretion of the Compensation Committee. Equity awards are primarily granted under our Stock Incentive Plan, which we initially adopted in March 2006 and have subsequently amended with stockholder approval, most recently in 2016. The Stock Incentive Plan is administered by the Compensation Committee.

The Compensation Committee believes that granting stock options provides our NEOs with a strong economic interest in maximizing stock price appreciation over the long term. The Compensation Committee also believes that granting stock options can be useful in retaining and recruiting the key talent necessary to ensure our continued success. The exercise price of stock options is based on the value of a share of our common stock on the date of grant. The options, therefore, do not have any value to the NEO unless the market price of our common stock rises, which aligns the interests of our NEOs with those of our stockholders. Through these option grants, we seek to emphasize the importance of improving the performance of our stock price, increasing stockholder value over the long term.

Stock option grants are generally made at the commencement of employment, following a significant change in job responsibilities, on an annual basis to provide aligned incentives for long-term performance, or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option and other awards to NEOs based upon a review of competitive compensation data, its assessment of individual performance, a review of each NEO’s existing long-term incentives, and retention considerations. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price not less than the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.

Benefits and Perquisites. Benefits are provided to our NEOs pursuant to the terms of their respective employment agreements and currently include paid time-off and holidays, and coverage under our employee medical and dental insurance program.

We do not believe that the benefits and perquisites described above deviate materially from the customary practice for compensation of NEOs at comparable companies. These benefits represent a relatively small portion of our NEOs’ total compensation.

Compensation Setting Process

Overview

Generally, the Compensation Committee reviews and, as appropriate, approves compensation arrangements for our NEOs from time to time but not less than once per year. When creating an NEO’s overall compensation package, the Compensation Committee considers the different elements of our compensation in light of the role the NEO will play in achieving our near term and longer term goals, as well as, when the Compensation Committee deems appropriate, the compensation packages provided to similarly situated executives at companies we consider to be comparable to us. As described above, our NEOs’ compensation elements are base salary, annual bonus, long-term equity compensation, and benefits and perquisites. We do not predetermine a percentage allocation of the overall compensation to be represented by the various compensation elements.

The Compensation Committee’s intention is that the incentives provided by the annual bonus and the equity compensation elements constitute a substantial portion of our NEOs’ total compensation, such that a significant portion of potential compensation is at risk in any given year. The Compensation Committee believes that having a significant portion of our NEOs’ compensation packages at risk will contribute to cultivating a culture in which our NEOs aggressively pursue our corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon our performance and, to some extent, their contribution to our performance. Additionally, the incorporation of significant equity incentives is designed to mitigate the risk that our NEOs will pursue short-term outcomes at the expense of long-term stockholder value. Performance-based annual bonuses may be made based on the achievement of short-term corporate goals designed to incentivize the executives to create stockholder value and attain short-term performance objectives.

We believe that the combined mix of the pay elements described above allows us to provide a competitive, cost-effective total compensation package to our NEOs, largely based on achievement of value-driving milestones. More specifically, the Compensation Committee believes this structure ties an appropriate amount of our NEOs’ potential compensation to performance.

Role of Our Chief Executive Officer

Our Chief Executive Officer has no role in setting his compensation. However, our Chief Executive Officer recommends to the Compensation Committee for its approval proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, in addition to providing input on the level of attainment of the prior year’s goals for purposes of determining awards under the annual bonus plan and Stock Incentive Plan for all of our NEOs, including our Chief Executive Officer. Finally, our Chief Executive Officer regularly provides input to the Compensation Committee during the course of the year regarding the performance and compensation of our other NEOs.

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist it in carrying out its delegated duties. In 2016, the Compensation Committee engaged Radford, an Aon Hewitt company, as compensation consultants to provide benchmarking data and analyses for peer companies in the United States. The Compensation Committee considered Radford’s analyses and recommendations, and aims to ensure competitive compensation packages for employees in the United States by targeting 50th to 75th percentile for salaries and bonuses, and targeting 75th percentile for long-term incentives in the form of stock options. Although we intend to target these percentiles for all of our employees (including our executive officers) in the future, the compensation of each of our NEOs for 2016 was determined based on their respective employment agreements and was not impacted by the Radford analysis.

The Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and did not believe that the retention of Radford to advise it on the compensation matters described above created a conflict of interest.

Compensation Benchmarking

In any year the Compensation Committee may benchmark the compensation for our NEOs with that of executives with similar positions in our industry, adjusting for known or perceived differences between our NEOs’ experience and levels of responsibility with the job descriptions reflected for the generalized survey data.

Evaluations

The Compensation Committee evaluates the performance of our NEOs in light of established performance goals and objectives at least once per year. Based upon these evaluations, the Compensation Committee determines the annual compensation for our NEOs, including any increase to base salary, annual cash bonus, and equity compensation. In its evaluation of our NEOs, the Compensation Committee considers, among other things, the following:

•	Overall management of our company;

•	Progress achieved by our research and development efforts;

•	The maintenance of successful relationships with our Board and stockholders and with employees;

•	Our financial performance with respect to the preparation of and compliance with our budget, including capital reserves;

•	Success in securing additional grants and funding from third-party sources; and

•	Regulatory compliance.

2016 Executive Compensation Summary

Throughout 2016, our company was guided by our executive management team consisting primarily of Mr. Cola, Mr. Piper and Dr. Neil. Dr. Leaman resigned as our Chief Financial Officer in February 2016, at which time Brian Piper, formerly our Vice President of Finance and Investor Relations, was appointed as our Chief Financial Officer. Mr. Applebaum resigned as our Chief Legal Officer in September 2016.

The terms of the employment agreements of each of our NEOs are described in greater detail below under the heading “Employment Agreements with Named Executive Officers.”

2016 Base Salaries

As noted above, base salaries generally are initially negotiated and set forth in employment agreements with our NEOs. Thereafter, the Compensation Committee reviews the salaries of our NEOs periodically. The Compensation Committee’s aim, in line with our company’s general compensation philosophy, is to set compensation levels that are competitive while maintaining a reasonable cost structure. The employment agreements with Mr. Cola, Mr. Piper, Dr. Neil and Dr. Leaman provide for a review of the executive’s annual base salary for possible increase, but not decrease. Following this review, the Compensation Committee determined to keep the 2016 base salaries for each of these NEOs the same as 2015. The employment agreement with Mr. Applebaum provided for no increase in base salary for 2016.

2016 Annual Bonuses

Our NEOs are eligible to receive annual bonuses based upon performance. Each officer’s employment agreement generally provides a target bonus amount, which is reflected as a percentage of annual base salary, and the Compensation Committee, in consultation with senior management, determines whether the specific NEO is entitled to all or a portion of the target bonus, based upon the achievement of various performance factors. For 2016, target annual bonus levels were 70% of annual base salary for Mr. Cola, 50% of annual base salary for Mr. Piper, 60% of annual base salary for Dr. Neil, 50% of annual base salary for Dr. Leaman and 40% of annual base salary for Mr. Applebaum.

Our NEOs were eligible to receive annual bonuses for 2016 based upon the level of achievement of the following corporate performance factors, the details of which were communicated to the executives in early 2016:

Performance Factor	Weighting of Performance Factor
Strategy	15%
Finance	25%
Operations	60%

Our company’s senior management, including Mr. Cola and Dr. Neil, provided information to the Compensation Committee as to the level of achievement of each of the foregoing performance factors, and recommended bonus amounts based upon such level of achievement and the respective bonus targets set forth in their respective employment agreements. The Compensation Committee determined that most, but not all, of the corporate performance factors had been achieved, and reviewed and ultimately approved senior management’s recommendations with respect to a payout of 2016 annual bonuses at 95% of target. Although the above performance factors were considered by senior management and the Compensation Committee when determining the annual bonuses for 2016 for our NEOs, they were not dispositive. The Compensation Committee retains significant discretion to set the awards at what they believe are the appropriate levels to ensure objectives are met, taking into consideration a variety of company-specific and market factors. The final annual bonus amounts for 2016 are included in the Summary Compensation Table.

2016 Equity Compensation

Stock option grants are generally made at the commencement of employment and following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option and other equity awards to NEOs based upon a review of competitive compensation data, its assessment of individual performance, a review of each NEO’s existing long-term incentives, and retention considerations. In February 2016, we granted stock options to Mr. Cola, Mr. Piper, Dr. Neil and Mr. Applebaum in recognition of their performance in 2015, consistent with our retention objectives. The terms of such stock option grants are described in greater detail below under the heading “2016 Grants of Plan-Based Awards Table.”

Our Other Compensation Policies

Employment Agreements

Each of our NEOs is party to an employment agreement with our company covering a variety of important issues concerning the NEO’s employment, including the service that will be expected of the NEO, the compensation the NEO will be paid, how long and under what circumstances the NEO will remain employed, and the financial details relating to any decision that either our company or the NEO may make to terminate the NEO’s employment with our company. All of our employment agreements also contain significant restrictive covenants that are intended to protect our intellectual property.

We provide all of our NEOs with severance arrangements in their employment agreements. We believe that severance packages are a common characteristic of compensation for executive officers in our industry. They are intended to provide our NEOs with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance arrangements are necessary to help us attract and retain skilled and qualified executive officers to continue to grow our company.

Our employment agreements are described in greater detail below under the heading “Employment Agreements with Named Executive Officers.”

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to its chief executive officer and the four other most highly paid executive officers (other than the chief executive officer) to $1 million per year per covered executive officer. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. We are mindful of the benefit to our company and our stockholders of the full deductibility of compensation. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.

Accounting Considerations

The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.

Common Stock Ownership Requirements

While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves facilitating common stock ownership by our NEOs through the grant of equity awards because we believe that it helps to align their financial interests with those of our stockholders.

Timing of Awards

The Compensation Committee has the authority to grant equity awards under our Stock Incentive Plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Compensation Recovery Policy

We do not have a policy to attempt to recover incentive compensation payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Prior Say-on-Pay Vote

Our stockholders overwhelmingly approved our executive compensation program at our 2016 annual meeting. Besides this approval, we received no specific feedback from our stockholders concerning our executive compensation program during the past year. Greater than 93% of shares present and eligible to vote approved the non-binding advisory resolution on executive compensation at our 2016 annual meeting. The Compensation Committee considered this approval a reflection of our stockholders’ favorable view of our compensation program. The Compensation Committee did not specifically rely on the results of the vote in making any compensation-related decisions during 2016. The non-binding advisory say-on-pay vote is currently scheduled to be conducted every three years. The next advisory vote on say-on-pay is expected to occur at our 2019 annual meeting.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we incorporate it by specific reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee:

Alastair Clemow, Chairman

Isaac Blech

Joseph J. Grano, Jr.

Compensation Committee Interlocks and Insider Participation

During 2016, Dr. Clemow, Mr. Blech and Mr. Grano served as the members of the Compensation Committee. None of the persons who served as members of the Compensation Committee during 2016 was or is an officer or employee of our company, and no executive officer of our company served or serves on the compensation committee or board of any company that employed or employs any person who served as a member of the Compensation Committee or the Board of Directors in 2016.

Summary Compensation Table

The following Summary Compensation Table summarizes the compensation information for the years ended December 31, 2016, 2015 and 2014 for each of our NEOs. The 2016 Grants of Plan-Based Awards Table following the Summary Compensation Table provides additional information regarding compensation granted to these officers in 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Michael F. Cola	2016	450,000	299,250		737,500	37,446		1,524,196
President and Chief Executive	2015	450,000	267,750		1,129,500	34,840		1,882,090
Officer	2014	450,000	315,000	(3)	—	32,901		797,901

Brian D. Piper	2016	290,985	139,673		409,050	20,878		860,586
Chief Financial Officer and Corporate Secretary	2015	215,000	63,963		217,450	20,170		516,583
	2014	161,250	56,000		898,750	—		1,116,000

Garry A. Neil	2016	410,000	236,160		545,400	12,119		1,203,679
Chief Scientific Officer	2015	410,000	209,100		869,800	11,309		1,500,209
	2014	410,000	250,000		—	12,894		672,894

John H. Leaman	2016	41,667	—		—	482,959	(5)	524,626
Former Chief Financial Officer(4)	2015	375,000	—		608,860	19,899		1,003,759
	2014	375,000	190,000		—	22,512		587,512

Scott Applebaum	2016	214,773	85,725		272,700	14,756		587,954
Former Chief Legal Officer(6)	2015	350,000	119,000		—	—		469,000
	2014	110,038	44,000		1,411,20	—		1,565,238

(1)	Amounts included in this column reflect the aggregate grant date fair value of awards granted in the specified year computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(j) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Represents health care benefits.

(3)	Mr. Cola elected to receive one-half of his annual bonus for 2014 in the form of stock options (in lieu of cash). Accordingly, in lieu of payment in cash of $157,500, on February 18, 2015, he was awarded options to purchase 42,087 shares as further described below in the 2015 Grants of Plan-Based Awards Table.

(4)	Dr. Leaman resigned on February 9, 2016.

(5)	Dr. Leaman received this amount upon leaving the company as part of his severance package.

(6)	Mr. Applebaum resigned on August 10, 2016.

2016 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1) (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael F. Cola	4/15/2016	250,000	(2)	$4.83	$737,500
Brian D. Piper	4/15/2016	150,000	(2)	4.83	409,050
Garry A. Neil	4/15/2016	200,000	(2)	4.83	545,400
John H. Leaman	—	—		—	—
Scott Applebaum	4/15/2016	100,000	(3)	4.83	272,700

(1)	All options reported in this table were granted under the Stock Incentive Plan.

(2)	These options vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These options were to vest in three equal annual installments beginning on the first anniversary of the grant date. However, these options expired in December 2016 after the termination of Mr. Applebaum’s employment in August 2016.

Employment Agreements with Named Executive Officers

We have employment and other service agreements with all of our NEOs. The following is a summary of the material terms of the compensatory elements of the employment agreements. Additional details of each employment agreement are described under the headings “Potential Payments Upon Termination or Change of Control.”

Michael F. Cola

On September 13, 2013, we entered into an employment agreement with Mr. Cola to serve as our President and Chief Executive Officer. The agreement has a term of three years, subject to automatic extension for successive one-year periods unless either party provides 90 days’ advance written notice of such party’s desire not to renew. The agreement provides for an initial base salary at an annual rate of $450,000 (currently $450,000), subject to review by our Board for possible increase, but not decrease. Mr. Cola is also eligible to receive performance-based annual bonuses for each fiscal year ending during the employment period, with any applicable performance metrics and goals to be established by our Board after consultation with Mr. Cola. His initial target bonus was 70% of annual base salary but may be greater or less based upon actual performance and the determination of our Board. He is also entitled to participate in all incentive and benefit plans in effect from time to time with respect to our senior executives in the United States.

Brian D. Piper

On February 1, 2016, we entered into an offer letter with Mr. Piper promoting him to Chief Financial Officer. The material terms of the offer letter were substantially similar to the employment agreement entered into with Mr. Cola, except that Mr. Piper’s offer letter provided for an initial base salary at an annual rate of $300,000 (currently $300,000), an initial target bonus of 50% of annual base salary and that we and Mr. Piper will work in good faith to agree to Mr. Piper’s performance objectives prior to the start of each calendar year.

Garry A. Neil

On September 13, 2013, we entered into an employment agreement with Dr. Neil to serve as our Global Head of Research and Development. His title was changed to Chief Scientific Officer in July 2014, although none of his compensation arrangements changed as a result of the new title. The employment agreement with Mr. Neil is substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Neil’s employment agreement provides for an initial base salary at an annual rate of $410,000 (currently $410,000) and an initial target bonus of 60% of annual base salary.

John H. Leaman

On September 13, 2013, we entered into an employment agreement with Dr. Leaman to serve as our Chief Financial Officer. The employment agreement with Mr. Leaman was substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Leaman’s employment agreement provided for an initial base salary at an annual rate of $375,000, a signing bonus of $50,000 and an initial target bonus of 50% of annual base salary. Mr. Leaman resigned effective February 9, 2016.

Scott Applebaum

On September 8, 2014, we entered into an employment agreement with Mr. Applebaum to serve as our Chief Legal Officer. The employment agreement with Mr. Applebaum is substantially similar to the employment agreement entered into with Mr. Cola, except that Mr. Applebaum’s employment agreement provides for an initial base salary at an annual rate of $350,000, subject to review by our Board for possible increase, but not decrease, beginning in fiscal year 2016, and an initial target bonus of 40% of annual base salary. Mr. Applebaum’s annual bonus for fiscal year 2014 was prorated based on the number of days employed during the year. Mr. Applebaum resigned effective August 10, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth certain information, on an award-by-award basis, concerning outstanding unexercised options to purchase common stock for each NEO as of December 31, 2016.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael F. Cola	4/15/2016	—	250,000	(1)	$4.83	4/15/2026
	2/18/2015	42,087	—		7.01	2/18/2025
	2/18/2015	125,000	125,000	(2)	7.01	2/18/2025
	4/16/2014	17,327	—		6.45	4/16/2024
	9/13/2013	1,500,000	—		4.22	9/13/2023
Brian D. Piper	4/15/2016	—	150,000	(3)	4.83	4/15/2026
	2/18/2015	12,500	37,500	(4)	7.01	2/18/2025
	4/16/2014	166,667	83,333	(3)	6.45	4/16/2024
Garry A. Neil	4/15/2016	—	200,000	(5)	4.83	4/15/2026
	2/18/2015	50,000	150,000	(6)	7.01	2/18/2025
	4/16/2014	13,532	—		6.45	4/16/2024
	9/13/2013	900,000	—		4.22	9/13/2023
John H. Leaman(7)	2/18/2015	140,000	—		7.01	2/9/2018
	4/16/2014	10,314	—		6.45	2/9/2018
	9/13/2013	800,000	—		4.22	2/9/2018
Scott Applebaum(8)	4/15/2016	—	—		—	—
	9/8/2014	—	—		—	—

(1)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola’s continuous service through each vesting date.

(2)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola’s continuous service through each vesting date.

(3)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Piper’s continuous service through each vesting date.

(4)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Piper’s continuous service through each vesting date.

(5)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil’s continuous service through each vesting date.

(6)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil’s continuous service through each vesting date.

(7)	Per the terms of Dr. Leaman’s employment agreement, upon the termination of his employment in February 2016, all of his outstanding options became exercisable and have an expiration date of February 9, 2018.

(8)	All of Mr. Applebaum’s outstanding options expired in December 2016 after the termination of his employment in August 2016.

2016 Option Exercises and Stock Vested

None of our NEOs exercised any options or held any stock awards that vested during the year ended December 31, 2016.

Potential Payments Upon Termination or Change of Control

The employment agreements that we entered into with our NEOs provide for certain payments in connection with a termination of employment.

We may terminate each such officer’s employment immediately upon written notice in the event of death or disability, in which case he or his estate will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 100% of his annual base salary plus target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of unvested stock options scheduled to vest within 12 months after the termination date (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date). If such officer terminates his employment for good reason (as defined in the agreement) or we terminate his employment without cause (as defined in the agreement), he will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 150% of his annual base salary plus 150% of his target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of all unvested stock options (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date). If we terminate such officer’s employment for cause, he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will terminate and no longer be exercisable. Each such officer may terminate his employment voluntarily without good reason by giving at least 60 days’ prior written notice, in which case he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will remain exercisable for a period of 90 days after the termination date. Each such officer has agreed not to compete and not to solicit our employees, consultants, customers or suppliers during the period of his employment and for a period of 12 months following the termination of his employment.

Stock Incentive Plan

Except for the options granted to Mr. Cola, Dr. Leaman and Dr. Neil as a material inducement to entering into employment with us in September 2013, all of the options held by our NEOs as of December 31, 2016 were granted under our Stock Incentive Plan, which we initially adopted in March 2006 and, with stockholder approval, subsequently amended, most recently in 2016. The Stock Incentive Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has full authority and discretion to take any actions it deems necessary or advisable for the administration of the Stock Incentive Plan.

Our Stock Incentive Plan provides that, unless otherwise stated in an award agreement, in the event of a change of control, all outstanding unvested options will be immediately and fully vested and exercisable, and all restrictions applicable to outstanding restricted stock awards will terminate fully, except under certain circumstances in which the relevant participant is associated with the party/ies gaining control of us.

An option holder will have the right to exercise any options held by him or her following the termination of his or her service during the option term, to the extent that the option was exercisable and vested at the date of termination of service:

•	if the termination of service was due to any reason other than death or disability — for the shorter of 90 days from the date of termination of service and the unexpired term of the option; or

•	if the termination of service was due to death or disability of the option holder — for the shorter of one year from the date of termination of service and the unexpired term of the option.

The Compensation Committee may, in its sole discretion, extend these periods. Unless otherwise determined by the Compensation Committee, to the extent that the right to exercise the option has not vested at the date of termination of service, the option will terminate when the option holder’s service terminates. Similarly, unvested awards of restricted stock will be forfeited and returned to us in the event of a termination of service occurring prior to the expiration of the vesting period for the award unless otherwise determined by the Compensation Committee.

For the purposes of the Stock Incentive Plan, termination of service means the termination of a person’s status as our employee or director or (where the person is not an employee or director of our company) the termination of the person’s business relationship with us.

Termination and Change of Control Payments

In February 2016, Dr. John Leaman’s employment was terminated. As a result, Dr. Leaman received severance of $999,717, of which $482,959 was paid in February 2016 and the remainder was paid in January 2017. In addition, all options granted to Dr. Leaman became fully vested and shall remain exercisable through February 9, 2018. In August 2016, Mr. Scott Applebaum’s employment was terminated. As a result, Mr. Applebaum received a pro-rated bonus payment of $85,725.

The following table includes estimated payments owed and benefits required to be provided to our other NEOs under the employment agreements, option agreements and Stock Incentive Plan described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2016.

Name	Triggering Event	Cash Severance ($)	Accelerated Vesting of Stock and Option Awards(1) ($)	Continuation of Medical and Dental Benefits(2) ($)	Total ($)
Michael F. Cola	Termination due to death or disability	765,000	29,167	37,446	831,613
	Termination for good reason or without cause	1,147,500	29,167	56,169	1,232,836
	Termination for cause	—	—	—	—
	Change of control	—	29,167	—	29,167
Brian D. Piper	Termination due to death or disability	—	—	—	—
	Termination for good reason or without cause	450,000	17,500	20,878	488,378
	Termination for cause	—	—	—	—
	Change of control	—	—	—	—
Garry A. Neil	Termination due to death or disability	656,000	23,333	12,409	691,742
	Termination for good reason or without cause	984,000	23,333	18,613	1,025,947
	Termination for cause	—	—	—	—
	Change of control	—	23,333	—	23,333

(1)	Per SEC rules, the value shown for each NEO is the aggregate spread between the closing market price of our common stock on the Nasdaq Global Market of $5.18 per share on December 31, 2016 and the exercise price of the accelerated options, if less than $5.18. No value is assigned to accelerated options with exercise prices equal to or greater than $5.18 per share.

(2)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 12 months following termination due to death or disability, or 18 months following termination for good reason or without cause.

2016 Director Compensation

In 2016, our directors were compensated in accordance with a comprehensive compensation policy for directors recommended by the Compensation Committee and adopted by our Board in February 2015. Based on the director compensation policy, the compensation earned by non-executive directors for fiscal 2016 was as follows:

Annual retainer (Chair/Member)	$25,000
Annual committee retainers:
Audit (Chair/Member)	$15,000/$7,500
Compensation (Chair/Member)	$10,000/$5,000
Nominating and Corporate Governance (Chair/Member)	$7,000/$3,500
Science and Technology (Chair/Member)	$10,000/$5,000
Annual option grant to Chairman of the Board	80,000 shares
Annual option grant to all other directors	20,000 shares

The following table provides director compensation information for the year ended December 31, 2016 for our directors who served as such at any time during that year (other than Mr. Cola, whose compensation is fully reflected in the Summary Compensation Table above).

Name	Fees Earned or Paid in Cash ($)		Option Awards(*) ($)		Total ($)
Sol J. Barer	—	(1)	219,680	(2)	219,680
Eugene A. Bauer	37,500		54,920	(3)	92,420
Isaac Blech	33,500		54,920	(4)	88,420
Alastair Clemow	46,000		54,920	(5)	100,920
Barbara G. Duncan	40,000		54,920	(6)	94,920
Wilbur H. Gantz	36,000		54,920	(7)	90,920
Joseph J. Grano, Jr.	37,000		54,920	(8)	91,920

*	Amounts included in this column reflect the aggregate grant date fair value of awards granted in 2016 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(j) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(1)	Dr. Barer has waived receiving any cash fees to which he would have been entitled for his service on our Board of Directors and any of its committees.

(2)	Represents the grant date fair value of options to purchase 80,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Dr. Barer or affiliated trusts held options to purchase an aggregate of 1,490,000 shares of common stock.

(3)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Dr. Bauer held options to purchase an aggregate of 118,571 shares of common stock.

(4)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Mr. Blech held options to purchase an aggregate of 154,068 shares of common stock.

(5)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Dr. Clemow held options to purchase an aggregate of 160,714 shares of common stock.

(6)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share upon Ms. Duncan’s appointment to our Board. . Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Ms. Duncan held options to purchase an aggregate of 60,000 shares of common stock.

(7)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Mr. Gantz held options to purchase an aggregate of 355,000 shares of common stock.

(8)	Represents the grant date fair value of options to purchase 20,000 shares of common stock granted on April 15, 2016 under our Stock Incentive Plan at an exercise price of $4.83 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2016, Mr. Grano held options to purchase an aggregate of 355,000 shares of common stock.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, which we refer to as the DGCL. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	Any transaction from which the director derived an improper personal benefit;

•	Acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	Voting or assenting to unlawful payments of dividends or other distributions.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect to any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain directors and officers liability insurance coverage for the benefit of our directors and officers. Such insurance is generally designed to respond to claims against company officers and directors alleging breach of duty. Subject to their terms, conditions, and exclusions, these policies respond to civil and criminal matters, including securities-related matters. Our company’s program structure consists of “standard” coverage, as well as “A-side difference in conditions” coverage. Standard coverage includes coverage for non-indemnifiable claims against individuals (“A-side claims”), indemnifiable claims against individuals (“B-side claims”), and securities claims (including securities claims against the corporate entity) (“C-side claims”). The separate A-side difference in conditions coverage responds only for non-indemnifiable claims. Subject to its terms, conditions, and exclusions, the A-side coverage responds when the underlying standard coverage fails to respond in certain situations. We believe our coverage is consistent with industry standards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding the common stock that may be issued as stock grants or upon exercise of options, warrants and rights under all of our equity compensation plans, including individual compensation arrangements.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options and Warrants(1)		Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	5,272,744	(2)	$5.87	2,888,878
Equity compensation plans not approved by security holders	5,551,473	(3)	$5.77	—
Total	10,824,217		$5.82	2,888,878

(1)	The number of shares is subject to adjustment in the event of stock splits and other similar events.

(2)	Consists of options awarded under the Stock Incentive Plan.

(3)	Consists of:

(i)	An inducement award of 900,000 options granted outside of the Stock Incentive Plan to Dr. Barer in June 2012 having an exercise price of $10.80 per share and expiring on June 29, 2017. All of these options were exercisable as of December 31, 2015;

(ii)	Inducement awards granted in September 2013 outside of the Stock Incentive Plan to Mr. Cola (1,500,000 options), Dr. Leaman (800,000 options) and Dr. Neil (900,000 options), each as further described in the Outstanding Equity Awards at 2015 Fiscal Year-End table above;

(iii)	An inducement award of 100,000 options granted outside of the Stock Incentive Plan to a new employee in April 2015 having an exercise price of $9.00 per share and expiring on April 16, 2025;

(iv)	Inducement awards of an aggregate of 275,000 options granted outside of the Stock Incentive Plan to two new employees in December 2015 having an exercise price of $7.37 per share and expiring on December 10, 2025.

(v)	An inducement award of 100,000 options granted outside of the Stock Incentive Plan to a new employee in February 2016 having an exercise price of $3.64 per share and expiring on February 2, 2026;

(vi)	An inducement award of 200,000 options granted outside of the Stock Incentive Plan to a new employee in March 2016 having an exercise price of $4.42 per share and expiring on March 7, 2026;

(vii)	An inducement award of 100,000 options granted outside of the Stock Incentive Plan to a new employee in April 2016 having an exercise price of $5.07 per share and expiring on April 19, 2026;

(viii)	An inducement award of 350,000 options granted outside of the Stock Incentive Plan to a new employee in May 2016 having an exercise price of $5.10 per share and expiring on May 2, 2026; and

(ix)	Warrants to purchase an aggregate of 326,473 shares of common stock issued as compensation to consultants, as further described in Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 28, 2017 by the following:

•	Each of our directors and NEOs;

•	All of our directors and executive officers as a group; and

•	Each person or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

For purposes of the table below, we treat shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after April 28, 2017 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087.

	Shares Beneficially Owned
Name	Number	Percentage**

Named Executive Officers and Directors:

Scott Applebaum(1)	6,098	*
Sol J. Barer(2)	2,616,700	7.1%
Eugene A. Bauer(3)	264,445	*
Isaac Blech(4)	1,956,071	5.3%
Alastair Clemow(5)	198,409	*
Michael F. Cola(6)	1,867,183	5.0%
Barbara G. Duncan(7)	33,333	*
Wilbur H. Gantz(8)	386,390	1.0%
Joseph J. Grano, Jr.(9)	429,164	1.2%
John H. Leaman(10)	950,314	2.6%
Garry A. Neil(11)	1,119,972	3.0%
Brian F. Piper(12)	327,439	*
All currently-serving directors and executive officers as a group (10 persons)(13)	9,099,106	24.8%

	Shares Beneficially Owned
Name	Number	Percentage**

5% Stockholders:
Philip R. Harper(14)	5,065,213	13.6%
Broadfin Capital, LLC(15)	3,370,306	9.1%
Adage Capital Partners, L.P.(16)	2,100,000	5.7%

*	Represents less than 1%.

**	Percentages calculated in accordance with SEC rules and based upon 37,110,043 shares of common stock outstanding as of April 28, 2017.

(1)	All of Mr. Applebaum’s outstanding options expired in December 2016 after the termination of his employment in August 2016

(2)	Consists of:

(i)	607,000 shares of common stock, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 80,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 80,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026 held directly by Dr. Barer;

(ii)	153,846 shares of common stock held by Dr. Barer’s wife;

(iii)	450,000 options having an exercise price of $10.80 per share expiring on June 29, 2017 and 200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Sol J. Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer is the sole trustee and annuitant;

(iv)	450,000 options having an exercise price of $10.80 per share expiring on June 29, 2017 and 200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Meryl Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer’s wife is the sole trustee and annuitant; and

(v)	365,854 shares of common stock held by the Sol J. Barer 2013 Grantor Retained Annuity Trust No. IV, of which Dr. Barer is the sole trustee and annuitant.

(3)	Includes 28,571 options having an exercise price of $8.19 per share expiring on September 14, 2020, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(4)	Consists of:

(i)	21,000 shares of common stock, 19,068 options having an exercise price of $6.65 per share expiring on December 10, 2020, 15,000 options having an exercise price of $2.66 per share expiring on January 3, 2022, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026 held directly by Mr. Blech;

(ii)	400,000 shares of common stock held by Liberty Charitable Remainder Trust FBO Isaac Blech UAD 1/9/87 (the “Liberty Trust”);

(iii)	400,000 shares of common stock held by West Charitable Remainder Unitrust (the “West Trust”); and

(iv)	981,003 shares of common stock held by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “River Trust”).

Mr. Blech is the sole trustee of each of the Liberty Trust, the West Trust and the River Trust (collectively, the “Trusts”), and, as such, has sole voting and dispositive power over the securities held by the Trusts. Mr. Blech disclaims beneficial ownership of the securities held by the Trusts. The address of the Trusts is 75 Rockefeller Plaza, 29th Floor, New York, New York 10019.

(5)	Includes 12,857 options having an exercise price of $8.19 per share expiring on September 13, 2020, 12,857 options having an exercise price of $6.55 per share expiring on January 11, 2021, 15,000 options having an exercise price of $2.66 per share expiring on January 3, 2022, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024 and 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(6)	Includes 1,500,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 17,327 options having an exercise price of $6.45 per share expiring on April 16, 2024, 167,087 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 83,333 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(7)	Includes 13,333 options having an exercise price of $8.09 per share expiring on July 22, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(8)	Includes 300,000 options having an exercise price of $6.29 per share expiring on October 16, 2018, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(9)	Includes 300,000 options having an exercise price of $4.99 per share expiring on March 15, 2018, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 20,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(10)	Consists of 800,000 options having an exercise price of $4.22 per share, 10,314 options having an exercise price of $6.45 per share and 140,000 options having an exercise price of $7.01 per share, all expiring on February 9, 2018 pursuant to the terms of Dr. Leaman’s separation agreement.

(11)	Includes 900,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 13,532 options having an exercise price of $6.45 per share expiring on April 16, 2024, 100,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 66,666 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(12)	Includes 250,000 options having an exercise price of $6.45 per share expiring on April 16, 2024, 25,000 options having an exercise price of $7.01 per share expiring on February 18, 2025 and 50,000 options having an exercise price of $4.83 per share vesting on April 15, 2017 and expiring on April 15, 2026.

(13)	Footnotes (2) through (9), (11) and (12) are incorporated herein.

(14)	Information based solely on a Schedule 13G filed with the SEC by Philip R. Harper on March 30, 2017 (the “Harper Schedule 13G”). According to the Harper Schedule 13G, Mr. Harper owns 4,845,213 shares of common stock and Mr. Harper’s wife owns 220,000 shares of common stock. Mr. Harper shares voting and dispositive power over these shares with his wife. The address for Mr. Harper is 1850 Rose Cottage Lane, Malvern, Pennsylvania 19355.

(15)	Information based solely on a Schedule 13G (Amendment No. 2) filed with the SEC by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler on February 13, 2017 (the “Broadfin Schedule 13G/A”). According to the Broadfin Schedule 13G/A, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Mr. Kotler share voting and dispositive power over these shares. The address for Broadfin Capital, LLC and Kevin Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

(16)	Information based solely on Schedule 13G filed with the SEC by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchison and Phillip Gross (collectively, the “Adage Reporting Persons”) on June 30, 2016 (the “Adage Schedule 13G”). Each of the Adage Reporting Persons shares voting and dispositive power over the 2,100,000 shares of our common stock reported in the Adage Schedule 13G. ACPGP is the general partner of ACP, and ACA is the managing member of ACPGP; therefore, ACPGP and ACA may be deemed to beneficially own securities owned by ACP. Mr. Atchinson and Mr. Gross are the managing members of ACA and therefore may be deemed to beneficially own securities owned by ACP. The address for the Adage Reporting Persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2016 all of our officers and directors filed the required reports on a timely basis under Section 16(a).

Certain Relationships and Related Transactions

Review and approval of related party transactions has been delegated by the Board of Directors to the Audit Committee. The Audit Committee reviews and approves all transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K. Currently, we are not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected and appointed Ernst &Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. Ernst &Young LLP audited our consolidated financial statements as of and for the year ended December 31, 2016, and Kost Forer Gabbay & Kasierer, the Israel member of Ernst & Young Global Limited, or E&Y Global, audited our consolidated financial statements as of and for the year ended December 31, 2015. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst &Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

Representatives of Ernst &Young LLP are not expected to be present at the annual meeting; however, they are expected to be available by telephone to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 2, 2016, we engaged Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2016. On August 2, 2016, we dismissed Kost Forer Gabbay & Kasierer as our independent registered public accounting firm.

The decision to change our independent registered public accounting firm was made by the Audit Committee, which felt it will be appropriate to change from Kost Forer Gabbay & Kasierer, the accounting firm that has traditionally serviced the Company, to E&Y Global’s United States member firm, Ernst & Young LLP, in connection with the scale-up of the Company’s U.S.-based research and development operations.

During our two fiscal years ended December 31, 2016 and 2015, and any subsequent interim periods preceding the change in accountants:

•	there were no disagreements with Kost Forer Gabbay & Kasierer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kost Forer Gabbay & Kasierer, would have caused Kost Forer Gabbay & Kasierer to make reference to the subject matter of the disagreements in its reports on our financial statements.

•	there were no “reportable events”, as described in Item 304(a)(1)(v) of Regulation S-K.

The report on our financial statements for our fiscal year ended December 31, 2015, prepared by Kost Forer Gabbay & Kasierer and dated February 26, 2016, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Fees

The following table sets forth the aggregate fees billed to us by our principal accountant, Ernst &Young LLP, for professional services rendered on behalf of our company and its subsidiary for fiscal year 2016, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

2016
Audit Fees	$454
Audit-Related Fees	-
Tax Fees	-
All Other Fees	-
Total	$454

The following table sets forth the aggregate fees billed to us by our former principal accountant, Kost Forer Gabbay & Kasierer, for professional services rendered on behalf of our company and its subsidiary for fiscal years 2016 and 2015, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

	2016	2015
Audit Fees	$70	$90
Audit-Related Fees	-	55
Tax Fees	11	26
All Other Fees	-	63
Total	$81	$234

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements, the review of the semi-annual financial statements included in our regulatory filings on NASDOQ, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include amounts for assurance and related services.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including, but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related services, primarily relating to Section 404 of the Sarbanes-Oxley Act implementation guidance.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by the independent auditors. All of the fiscal year 2015 and 2016 audit and non-audit services were pre-approved by the Audit Committee of our Board of Directors.

Vote Required

Assuming a quorum is present, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the approval of a majority of the votes cast at the annual meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we incorporate it by specific reference.

The undersigned members of the Audit Committee of the Board of Directors of Aevi Genomic Medicine, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Aevi Genomic Medicine, Inc. for the fiscal year ended December 31, 2016.

2.	The Audit Committee has discussed with representatives of Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2016 be included in Aevi Genomic Medicine, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee:

Barbara G. Duncan, Chair

Wilbur H. Gantz

Alastair Clemow

OTHER MATTERS BEFORE THE ANNUAL MEETING

The Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By Order of the Board of Directors,

Michael F. Cola

Chief Executive Officer and President

Wayne, Pennsylvania

May 5, 2017

AEVI GENOMIC MEDICINE, INC. 435 DEVON PARK DRIVE, SUITE 715 WAYNE, PENNSYLVANIA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Sol J. Barer 06 Wilbur H. (Bill) Gantz	02 Eugene A. Bauer 07 Joseph J. Grano	03 Alastair Clemow	04 Michael F. Cola	05 Barbara G. Duncan

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017		☐	☐	☐

NOTE: In their discretion, as to such other proper business as may come before the meeting and any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF AEVI GENOMIC MEDICINE, INC.

The undersigned hereby appoints Michael F. Cola and Sol J. Barer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Aevi Genomic Medicine, Inc. (the “Company”) which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 14, 2017 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)